Exhibit 10.12

AMENDED AND RESTATED CONSULTING AGREEMENT

This Amended and Restated Consulting Agreement (this “Agreement”) is made and entered into as of August 5, 2024 by and between LZ Technology Holdings Limited, a Cayman Islands exempted company with principal executive offices located at Unit 311, Floor 3, No. 5999 Wuxing Avenue, Zhili Town, Wuxing District, Huzhou City, Zhejiang Province, People’s Republic of China 313000 (the “Company”) and JW Investment Management Limited, with registered office at Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands (the “Consultant”).

WHEREAS, the Company and the Consultant entered into a consulting agreement (the “Original Agreement”), dated as of July 15, 2024, pursuant to which, among others, the Company issued the Consultant a pre-funded warrant to purchase 7,500,000 Class B ordinary shares, par value $0.000025 per share, of the Company, in the form attached to the Original Agreement as Exhibit A (the “Warrant”), as partial compensation for consulting services to be provided by the Consultant under the Original Agreement.

WHEREAS, the Company and the Consultant desire to amend, restate and replace in its entirety the Original Agreement as provided herein.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and the Consultant hereby agree as follows:

1. Engagement. The Company hereby engages the Consultant as a consultant (the “Engagement”) for consulting services, including, without limitation, (a) advising the Company on public company matters and assisting the Company with corporate governance; (b) assisting the Company in building market awareness among, and providing introductions to, institutional investors, family offices and other potential investors; (c) advising the Company on mergers, acquisitions and strategic alliances and collaborations; and (d) advising and performing such other duties as may reasonably be requested by the Company. The Consultant hereby accepts the Engagement. The relationship of Company and the Consultant established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint ventures, co-owners or otherwise as participant in a joint undertaking, or (iii) allow the Consultant to create or assume any obligation on behalf of Company for any purpose whatsoever. All financial and other obligations associated with the Consultant’s business are the sole responsibility of the Consultant.

2. No Brokerage. The parties acknowledge that the Consultant is not licensed as a registered broker/dealer and does not engage in the sale of securities. Any sales of securities shall be undertaken directly by the Company or through registered broker/dealers. The Consultant may provide services solely as a finder in connection with the Company’s sale of securities in accordance with applicable securities laws and regulations but will not undertake any activities in connection with any securities offered by the Company which would require registration as a broker/dealer. The Consultant will receive no fees hereunder which will violate any laws or regulations, including those of stock markets or FINRA.

3. Term. The term of the Engagement shall be one (1) year commencing on the Effective Date, unless or until the Engagement is terminated early. The Company or the Consultant may terminate this Agreement at any time upon thirty (30) days’ written notice, at which time no further obligations will be due from either party.

4. Compensation. As compensation for the Consultant’s services rendered hereunder, the Company agrees to compensate Consultant at an annual rate of $500,000, payable in cash in two equal semiannual installments, with the first payment due on January 15, 2025. In the event of early termination, the compensation due under this Section 4 will be prorated based on the number of full months of services provided as of the termination date, with any partial month being rounded up to a full month.

5. Furnishing Information and Confidential Treatment.

5.1. During the term of the Engagement, the Company shall provide the Consultant with such information as it shall request concerning the Company, its business and operations, financial statements, plans, forecasts and projections. Such information shall be true and correct, and Consultant may rely upon any such information furnished by the Company without independent verification.

5.2. Consultant agrees that, during the term of the Engagement and for a period of three (3) years thereafter, it will not, without the written consent of the Company, use, disclose or authorize or permit anyone under its direction to use or disclose to anyone not properly entitled thereto, any confidential information relative to the business, sales, financial condition and results, customers, strategic plans and prospects, forecasts and projections of the Company or any subsidiary or affiliate thereof. For purposes of the preceding sentence, persons properly entitled to such information shall include such parties to whom such information is reasonably furnished in connection with the Consultant’s services hereunder and who have signed a confidentiality agreement in form approved by the Company prior to such disclosure.

6. Representations and Warranties. Each of the parties hereto hereby represents and warrants to the other party that: (a) it has full power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the provisions of this Agreement, (b) this Agreement has been duly authorized, executed and delivered by such party, and (c) this Agreement constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms.

7. Indemnification. The Company in connection with this Agreement hereby indemnifies Consultant and its employees, officers, directors, representatives and agents from any pending or threatened claim, or any litigation, proceeding or other action in connection with or arising out of or relating to the Engagement of Consultant under this Agreement, provided that such indemnity shall not apply with respect to any conduct of the Consultant that constitutes a material breach of its obligations under this Agreement.

8. Recission of Warrant. For the avoidance of doubt, the parties hereto agree that the Warrant is hereby unconditionally and irrevocably rescinded ab initio by the Company and the Consultant, and the Warrant is neither valid nor effective in any manner whatsoever. As a result, the Consultant has no rights whatsoever to the Warrant or its underlying shares.

9. Releases. Each party hereto, on its own behalf and on behalf of its principals, affiliates, subsidiaries, directors, officers, stockholders, employees, agents, representatives, and successors and assigns of each of them, hereby irrevocably, fully and unconditionally releases and forever discharges the other party and each of its past or present principals, affiliates, directors, officers, stockholders, employees, agents, representatives, and successors and assigns of each of them, from and against any and all present and future claims, counterclaims, demands, actions, suits, causes of action, damages, controversies and liabilities, including, without limitation, any costs, expenses, bills, penalties or attorneys’ fees, whether know or unknown, contingent or absolute, foreseen or unforeseen, and whether in law, equity or otherwise, that could have been asserted in any court or forum and relating in any way to any conduct, occurrence, activity, expenditure, promise or negotiation arising from or relating to the Original Agreement or the Warrant.

10. Scope of Responsibility. Neither the Consultant nor any of its affiliates (nor any of their respective control persons, directors, officers, employees or agents) shall be liable to the Company or to any other person claiming through the Company for any claim, loss, damage, liability, cost or expense suffered by the Company or any such other person arising out of or related to the Engagement hereunder except for a claim, loss or expense that arises primarily out of or is based primarily upon any action or failure to act by the Consultant that is determined to constitute bad faith, willful misconduct or gross negligence on the part of the Consultant, other than an action or failure to act undertaken at the request or with the consent of the Company.

11. Non-Exclusivity. Nothing contained in this Agreement shall limit or restrict the right of the Consultant or of any member, employee, agent or representative of the Consultant, to be a shareholder, member, partner, director, officer, employee, agent or representative of, or to engage in, any other business, whether or not of a similar nature of the Company’s business, nor to limit or restrict the right of the Consultant to render services of any kind to any other corporation, company, firm, individual or association. The Company acknowledges that Consultant and its affiliates may have and may continue to have advisory relationships with parties other than the Company pursuant to which the Consultant may acquire information of interest to the Company. The Consultant shall have no obligation to disclose such information to the Company or to use such information in connection with any contemplated transaction.

12. Waiver. The failure or neglect of either of the parties hereto to enforce any of its rights or to insist, in any one or more instances, upon the strict performance of any of the terms or conditions of this Agreement, or its waiver of strict performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment in the future of such term or condition, but the same shall continue in full force and effect.

13. Notices. Any notices hereunder shall be in writing and shall be sent to the Company and to Consultant at their respective addresses set forth on the signature page to this Agreement. Any notice shall be given by email, by registered or certified mail, postage prepaid, or by reputable overnight courier such as FedEx, and shall be deemed to have been given when deposited in the United States mail or delivered by overnight courier or when sent, if sent by email during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day. Either party may designate any other address to which notice shall be given by giving written notice to the other party of such change of address in the manner herein provided.

14. Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the respective, Affiliates, successors and assigns of the parties hereto.

15. Governing Law; Jurisdiction. The Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the Cayman Islands, without regard to the principles of conflicts of law thereof. The Company and Consultant agree that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against the Company, Consultant or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the courts sitting in Hong Kong. The Company and Consultant each irrevocably submits to the exclusive jurisdiction of the courts sitting in Hong Kong for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement), and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding. The Company and Consultant each irrevocably waives personal service of process and consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If the Company or Consultant shall commence an action or proceeding to enforce any provisions of this Agreement, the prevailing party in such action or proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

16. Entire Agreement. This Agreement contains the entire agreement between the parties, may not be altered or modified, except in writing and signed by the party to be charged thereby, and supersedes any and all previous agreements between the parties relating to the subject matter hereof, including the Original Agreement.

17. Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf’ format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf’ signature page were an original thereof.

18. Consultant’s Representation. The Consultant is not an expert on, and cannot render opinions regarding legal, accounting, regulatory, or tax matters. The Company should consult with its other professional consultants concerning these matters before undertaking any transaction. All services, advice and information and reports provided by the Consultant to the Company in connection with this Engagement shall be for the sole benefit of the Company and shall not be relied upon by any other person.

19. Heading. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

LZ Technology Holdings Limited

By:	/s/ Runzhe Zhang
Name:	Runzhe Zhang
Title:	Chief Executive Officer
Address:	Unit 311, Floor 3, No. 5999 Wuxing Avenue, Zhili Town, Wuxing District, Huzhou City, Zhejiang province, People’s Republic of China 313000

JW INVESTMENT MANAGEMENT LIMITED

By:	/s/ Xiaoxiang Liu
Name:	Xiaoxiang Liu
Title:	Executive Director
Address:	Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands

[Signature Page to Amended and Restated Consulting Agreement]